Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB ANNOUNCES DECLINE IN 2003 NET EARNINGS, 150% INCREASE IN QUARTERLY DIVIDEND

IRVINE, CALIFORNIA, August 1, 2003 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that for the fiscal year ended June 30, 2003, net earnings decreased 28% to $10.7 million, compared to $14.8 million for fiscal 2002. Diluted earnings per share were $.96 for the fiscal year ended June 30, 2003, down 26% from $1.29 per share reported for the prior year. For the fourth quarter ended June 30, 2003, net earnings of $2.5 million decreased 43% from net earnings of $4.4 million for the fourth quarter of fiscal 2002. Diluted earnings per share for the fourth quarter decreased 39% to $0.23 per share, compared to $0.38 per share for the fourth quarter of the prior year.

For the fourth quarter ended June 30, 2003, net direct finance and interest income increased 53% to $5.0 million, compared to $3.3 million for the fourth quarter of fiscal 2002. This improvement is primarily due to a significant decrease in the provision for lease losses, as the overall level of reserves required against problem leases remained relatively unchanged over the period. This was coupled with a 16% increase in direct finance income resulting from a larger investment in capital leases. Other income decreased 48% to $3.9 million, compared to $7.5 million during the fourth quarter of fiscal 2002. The decrease reflects a significant decrease in sales-type lease income and gain on sales of leased property. As a result of the foregoing, gross profit of $8.9 million for the fourth quarter of fiscal 2003 decreased 17% from $10.8 million reported for the fourth quarter of the prior year.

For the fiscal year ending June 30, 2003, net direct finance and interest income increased 47% to $19.9 million, compared to $13.6 million for fiscal 2002. The increase again reflects a significant decrease in the provision for lease losses, as the amounts required for reserves against problem leases remained relatively unchanged over the year. Total direct finance income increased 12% for the year as a result of higher direct finance income earned from a larger investment in capital leases. Other income decreased 40% to $15.2 million, compared to $25.2 million reported for fiscal 2002. The decrease included a significant decrease in income from the sale of leased property as well as a large decline in sales-type lease income. Gross profit of $35.1 million for fiscal 2003 decreased 10% from $38.8 million reported for the year ended June 30, 2002.

For the fourth quarter, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses increased 33% to $4.8 million, compared to $3.6 million during the fourth quarter of fiscal 2002. For the year, S,G&A expenses increased by 20% to $17.7 million from $14.7 million during the prior year. The increase in S,G&A expenses for both periods is due to higher costs related to an expansion of the sales organization, which has almost doubled its headcount over the past year.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "CalFirst Bancorp's results for fiscal 2003 reflect the expense of expanding our sales organization at a time when the economic and credit environment are not supporting commensurate growth in our lease business. At the same time, income from sales of leased property and lease extension revenue are down significantly, reflecting our previously disclosed decrease in volume of leases reaching their end of term during fiscal 2003. Offsetting this somewhat, new leases closed and booked during the year increased by 23% from the prior year, and the net investment in lease receivables at June 30, 2003 increased by 27% to $117.9 million from June 30, 2002. From a new business perspective, our volume of lease originations during the fourth quarter and full year were slightly below the levels of the prior year. However, recent activity levels seem to show improvement. Looking forward to fiscal 2004, the portfolio of leases reaching the end of term is expected to be about the same as in fiscal 2003. We expect to continue to invest in the expansion of the sales organization, but not at the pace of this past year."

The Board of Directors of CalFirst Bancorp today approved an increase in the quarterly dividend on the Company's common stock to 10 cents a share from 4 cents a share. The dividend is payable on October 10, 2003 to stockholders of record on September 26, 2003. "The recent change in the tax laws has made dividend payments a more efficient way to provide value to our stockholders," said Mr. Paddon. "The significant increase in the dividend level reflects the strength of CFNB's financial position and our commitment to enhancing our stockholders' returns."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2002 Annual Report on Form 10-K and the 2003 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002

Direct finance income	$ 5,010	$ 4,317	$19,638	$ 17,487
Interest income on investments	$ 260	$ 358	$ 1,068	$ 1,551
Total direct finance and interest income	$ 5,270	$ 4,675	$20,706	$ 19,038

Interest expense on deposits	$ 52	$ 65	$ 237	$ 129
Provision for lease losses	$ 216	$ 1,350	$ 554	$ 5,354
Net direct finance and interest income after provision for lease losses	$ 5,002	$ 3,260	$19,915	$ 13,555
Other income
Operating and sales-type lease income	$ 1,408	$ 3,678	$ 6,384	$ 8,822
Gain on sale of leases and leased property	$ 2,111	$ 3,509	$ 7,926	$ 15,123
Other income	$ 407	$ 310	$ 876	$ 1,301
Total other income	$ 3,926	$ 7,497	$15,186	$ 25,246

Gross Profit	$ 8,928	$ 10,757	$35,101	$ 38,801

Selling, general and administrative expenses	$ 4,848	$ 3,650	$17,653	$ 14,729

Earnings before income taxes	$ 4,080	$ 7,107	$17,448	$ 24,072

Income taxes	$ 1,570	$ 2,736	$ 6,717	$ 9,268

Net earnings	$ 2,510	$ 4,371	$10,731	$ 14,804

Basic earnings per share	$ 0.23	$ 0.39	$ 0.97	$ 1.32
Diluted earnings per share	$ 0.23	$ 0.38	$ 0.96	$ 1.29

Weighted average common shares outstanding	10,937	11,157	11,035	11,204
Diluted number of common shares outstanding	11,028	11,429	11,223	11,435

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2003	June 30, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 67,340	$ 88,393
Federal Reserve Bank Stock	553	583
Net receivables	16,683	15,961
Property for transactions in process	20,287	20,570
Net investment in capital leases	131,677	108,091
Other assets	2,095	2,289
Discounted lease rentals assigned to lenders	40,056	72,754
	$278,691	$308,641
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,598	$ 1,422
Income taxes payable, including deferred taxes	22,385	22,502
Deposits	7,594	8,969
Other liabilities	9,781	11,603
Nonrecourse debt	40,056	72,754
Total liabilities	81,414	117,250
Stockholders' Equity	197,277	191,391
	$278,691	$308,641